UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2002

BLACK DIAMOND INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Florida	001-15547	65-0956097
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

150 East Palmetto Park Road, Suite 510, Boca Raton, Florida	33432
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 561-750-4450

22154 Martella Avenue, Boca Raton, Florida __33433 _
(Former name or former address, if changed since last report)

Item 1.	Changes in Control of Registrant.

        On November 14, 2002 we acquired DDS Holdings, Inc., or DDS, a Delaware company, pursuant to a securities exchange agreement dated October 27, 2002, by and between the company and each of the shareholders of DDS. Under the terms of the securities exchange agreement, the shareholders of DDS Holdings agreed to transfer all of the issued and outstanding shares of common stock of DDS Holdings to the Company in exchange for an aggregate of 12,535,500 shares of common stock, or 68% of the issued and outstanding shares, of the Company. Immediately prior to, and in connection with the securities exchange transaction, Peter Goldstein, the sole director and officer and majority shareholder of the Company returned 13,564,350 shares of common stock of the Company to treasury.

        The table below sets forth the ownership of each director and officer of the company, all directors and officers of the company as a group, and each beneficial owner of greater than 5% of the outstanding shares of the company as of November 26, 2002.

Name and Address of Beneficial Owner(1)	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Dr. Jacques DeGroote (1) c/o Black Diamond Industries, Inc. 150 East Palmetto Park Road, Suite 501 Boca Raton, Florida 33432	Common	Nil	Nil

Joseph Fasciglione (2) 14199 Aster Avenue Wellington, Florida 33414	Common	100,000	0.72%

Dr. Marc Mallis (1)(3) 2975 Rolling Woods Drive Palm Harbor, Florida 34683	Common	700,000	5.03%

Umberto Manola (1)(4) 21 St. George Road London, United Kingdom SE1 6TE	Common	2,100,000	21.56%

Ben Marcovitch(1)(2) 4321 NE 13th Terrace Fort Lauderdale, Florida 33334	Common	800,000	5.75%

All directors and executive officers as a group (5 persons)	Common	3,700,000	26.60%

DDS Technologies Ltd. (5) 21 St. George Road London, United Kingdom SE1 6TE	Common	3,500,000	25.16%

(1)	Director
(2)	Officer
(3)	Shares beneficially owned by Dr. Mallis are held by the Mallis Limited Partnership, of which Dr. Mallis is the general partner, and which is controlled by Dr. Mallis.
(4)

Mr. Manola does not hold any shares in Black Diamond Industries directly. Mr. Manola owns 60% of the outstanding shares of common stock of DDS Technologies Ltd, which is the largest shareholder of the company. The amount of share ownership disclosed in this table represents Mr. Manola's proportionate share of DDS Technologies Ltd's ownership in Black Diamond Industries.

(5)

DDS Technologies Ltd. licenses technology to the company, the future sale of which constitutes the main business of the company. In addition, Umberto Manola, a director of Black Diamond Industries and holder of the patent for the technology which is licensed to Black Diamond, holds 60% of the outstanding shares of common stock of DDS Technologies. Dr. Jacques DeGroote, a director of the company, holds 2% of the outstanding shares of DDS Technologies.

        As a result of the securities exchange transaction, we acquired the business of DDS Holdings, which includes the North, South and Central American rights to the sale and distribution of a dry dissagregation technology. In connection with the securities exchange transaction, Black Diamond entered into a consulting agreement, dated November 14, 2002, with Peter Goldstein pursuant to which we paid $60,000 to Peter Goldstein, in exchange for his provision of input and assistance to the company for a reasonable period of time following the securities exchange transaction.

Item 2.	Acquisition or Disposition of Assets

        As a result of the transaction described in Item 1 above, the Company acquired all of the issued and outstanding shares of common stock of DDS. DDS is a privately held company which holds the North, South and Central American rights to the sale and distribution of dry dissagregation technology, permitting the dry separation of agricultural products which can be sorted according to various properties, and which has applications across numerous industries.

Item 5.	Other Events

(a)	On September 27, 2002, we filed an information statement on Form 14C which informed shareholders that written consents in lieu of a meeting of stockholders received from holders of 928,200 of the outstanding common shares of the company, representing approximately 92.82% of the of the total outstanding common shares of the company, approved Amended and Restated Articles of Incorporation of the company, pursuant to which: (a) we increased the authorized shares of Common Stock of the company from 1,000,000 shares to 25,000,000 shares, and (b) we authorized 1,000,000 shares of "blank check" preferred stock, par value $0.0001 per share.

(b)	On October 17, 2002, we filed Amended and Restated Articles of Incorporation with the Secretary of State of the State of Florida.

(c)	On October 21, 2002, the Board of Directors of the Company declared a 14-1 stock dividend increasing, which was distributed on November 1, 2002.

(d)	On November 4, 2002 we filed with the Securities and Exchange commission, and mailed to our shareholders, an information statement on Schedule 14F-1 notifying our shareholders of a change of directors and executive officers of the company pursuant to the terms of the securities exchange transaction.

(e)	On November 18, 2002 we filed an information statement on Schedule 14C notifying our shareholders of the approval by written consent of a majority of the outstanding shares of common stock of the Company in favor of a reincorporation merger which will have the effect of changing our domicile from Florida to Delaware.

Item 7.	Financial Statement and Exhibits.

(a)	Financial Statements of Business Acquired
To be filed by amendment to this Form 8-K within 60 days from the date hereof.

(b)	Pro Forma Financial Information
To be filed by amendment to this Form 8-K within 60 days from the date hereof.

(c)	Exhibit

10.1	Securities Exchange Agreement by and among Black Diamond Industries, Inc., and each of the shareholders of DDS Holdings, Inc., dated October 27, 2002.

10.2	Registration Rights Agreement by and among Black Diamond Industries, Inc. and each of the shareholders of DDS Holdings, Inc. dated November 14, 2002.

10.3	Consulting Agreement by and between Black Diamond Industries, Inc. and Peter Goldstein, dated, November 14, 2002.

10.4	Lock -up Agreement by and between DDS Holdings, Inc. and Peter Goldstein, dated October 27, 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK DIAMOND INDUSTRIES, INC.

Date: November 29, 2002	By: /s/ Ben Marcovitch
Name: Ben Marcovitch
Title: President